Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Patty Jerde

972.888.7316

ClubCorp

Corporate Communications

CLUBCORP ADDS CEO RESPONSIBILITIES TO THOSE OF CURRENT

PRESIDENT/COO JOHN A. BECKERT

DALLAS (June 29, 2004) — ClubCorp, the world leader in delivering premier golf, private club, and resort experiences, has added the responsibilities of chief executive officer to those of its current president and chief operating officer John A. Beckert. ClubCorp chairman and CEO Bob Dedman Jr., will continue as chairman. The changes are effective August 28, 2004.

“My goal has been to build an executive team that will lead ClubCorp into the future,” said Dedman. “John has demonstrated a true mastery of the daily operations. As CEO, his responsibilities will include the development and growth side of the business, ensuring that ClubCorp will benefit from his leadership abilities in these areas as well.”

Beckert, a well-known hospitality industry executive before joining ClubCorp in 2002, has successfully led the company in its effort to focus on its core business of operating private clubs, country clubs, and golf resorts. His “back to the basics” approach has contributed to the company’s improved operating performance.

“ClubCorp is in the business of building relationships and enriching the lives of its members and guests,” said Beckert. “By investing in our core assets, creating value for our members, and providing experiences for a variety of lifestyle pursuits, the company is well-positioned for future success and growth.”

Dedman has been ClubCorp’s CEO since 1998 and added the chairman duties in 2002. As chairman, he will concentrate his energies externally as a voice for growing the game of golf nationally and internationally. He presently serves on the executive board of Golf 20/20. He also will work more closely with the Boards of Governors at each of ClubCorp’s private clubs, country clubs, and resorts.

“Thanks to John, today ClubCorp is a more disciplined organization, focused on executing in the areas that are critical to our success,” Dedman added. “He is a great partner for me in leading the company, and our Board and management team have absolute confidence in him.”

About ClubCorp

Founded in 1957, Dallas-based ClubCorp has approximately $1.5 billion in assets. Internationally, ClubCorp owns or operates nearly 200 golf courses, country clubs, private business and sports clubs, and resorts. Among the company’s nationally recognized golf properties are Pinehurst in the Village of Pinehurst, North Carolina, (North America’s largest golf resort, site of the U.S. Open in 1999 and 2005); Firestone Country Club in Akron, Ohio (site of the 2003 World Golf Championships – NEC Invitational); The Homestead in Hot Springs, Virginia (America’s first resort founded in 1766); and Mission Hills Country Club in Rancho Mirage, California (home of the Kraft Nabisco Championship). The more than 65 business clubs and business and sports clubs include the Boston College Club; City Club on Bunker Hill in Los Angeles; Citrus Club in Orlando, Florida; Columbia Tower Club in Seattle; Metropolitan Club in Chicago; Tower Club in Dallas; and the City Club of Washington, D.C. The company’s 18,000 employees serve the nearly 200,000 member households and 200,000 guests who visit ClubCorp properties each year. Visit www.clubcorp.com for additional company information.

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